Exhibit 99.3

Reliance Global Group (RELI) Adds XRP to Digital Asset Treasury, Expanding Enterprise-Grade Blockchain Portfolio

Fourth-Largest Cryptocurrency Powers Cost-Efficient, Scalable Cross-Border Payments

LAKEWOOD, N.J., September 30, 2025 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance”, “we” or the “Company”) today announced that it has completed a purchase of XRP, the native token of the XRP Ledger and the cryptocurrency used within the Ripple payment network. This transaction marks Reliance’s latest measured step in its Digital Asset Treasury (“DAT”) initiative, introducing diversified exposure to a top-tier asset recognized for its speed, scalability, and strong adoption in the global banking and financial services sector.

The addition of XRP follows Reliance’s earlier treasury purchases of Bitcoin, Ethereum, and Cardano. Together, these holdings reflect the Company’s disciplined approach to building a diversified portfolio of digital assets that align with its long-term strategy of combining innovation, stability, and value.

XRP is currently the fourth-largest cryptocurrency by market capitalization and is widely used as a bridge asset for international payments. Built for enterprise-grade applications, XRP provides:

●	Speed: Transactions typically settle in 3–5 seconds.
●	Low Cost: Transaction fees are fractions of a cent, making it efficient for micro-payments.
●	Liquidity & Banking Use: Ripple’s partnerships with global banks and payment providers drive adoption for cross-border settlements and liquidity management.
●	Scalability: Handles over 1,500 transactions per second, rivaling traditional payment networks.
●	Energy Efficiency: XRP Ledger consensus uses minimal energy compared to proof-of-work blockchains.

“Our strategy is to carefully build a treasury of digital assets with both strong fundamentals and real-world utility,” said Ezra Beyman, Chairman and CEO of Reliance Global Group. “XRP offers speed, efficiency, and proven value in global payments. By adding XRP to our portfolio alongside Bitcoin, Ethereum, and Cardano, we are reinforcing Reliance’s role at the forefront of blockchain adoption. We believe this disciplined diversification is designed to both capture the transformative potential of blockchain technology and to drive long-term shareholder value. With guidance from our Crypto Advisory Board, we are committed to balancing innovation with prudent governance, secure custody, and regulatory compliance. Our goal is to integrate digital assets into Reliance’s broader strategy in a way that delivers innovation today while creating lasting value for our shareholders.”

Reliance views the addition of XRP and other leading digital assets as an extension of its broader strategy to merge innovative technologies with its established strengths in insurance and financial services. Platforms such as RELI Exchange and 5MinuteInsure.com have already demonstrated the Company’s ability to modernize distribution and customer engagement through technology. By applying the same disciplined approach to blockchain participation, Reliance is positioning digital assets not as speculative instruments but as strategic tools to enhance resilience, efficiency, and growth. With a focus on secure custody, transparent oversight, and regulatory compliance, the Company seeks to responsibly integrate blockchain value into its operating model while creating sustainable opportunities for shareholders.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding:

●	Our expectation that the addition of XRP to our Digital Asset Treasury (“DAT”) may advance the objectives of our treasury strategy and long-term shareholder value;

●	Our belief that selectively engaging with established digital-asset networks can provide liquidity, diversification benefits, and strategic optionality as blockchain-based payment and settlement use cases evolve;

●	Our expectation that disciplined governance, custody, accounting, and compliance frameworks—supported by Board-approved policies—will allow us to responsibly manage digital assets within a public-company environment;

●	Our belief that evaluating integrations between blockchain capabilities and our AI-driven Insurtech platforms could enhance product innovation and operational efficiency over time; and

●	Our belief that, together, our digital-asset holdings reflect a disciplined approach to building a diversified portfolio aligned with our strategy of combining innovation, stability, and long-term value creation; and

●	Other statements relating to our future financial performance, business strategy, technology initiatives, capital allocation, and operational execution.

These forward-looking statements are based on a number of assumptions, including that: i) the Company is able to successfully implement its Digital Asset Treasury strategy as approved by the Board; (ii) cryptocurrency and blockchain markets remain sufficiently stable to allow for execution of our strategy; (iii) regulatory and accounting frameworks evolve in a manner consistent with our ability to participate in digital asset markets; and (iv) no material adverse changes occur in market, economic, or regulatory conditions.

Actual results could differ materially from those anticipated due to a variety of risks and uncertainties, including: volatility or declines in cryptocurrency markets; challenges in executing and managing digital asset investments; regulatory or accounting changes that adversely impact digital asset holdings or blockchain-based initiatives; technological risks related to custody, cybersecurity, or blockchain integration; competitive pressures from Insurtech, blockchain, or digital asset market participants; and other factors described under “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.

You are encouraged to carefully review our Annual Report on Form 10-K for the year ended December 31, 2024, as amended, as well as other SEC filings, for a more complete discussion of these and other risks and uncertainties. Except as required by law, Reliance Global Group Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com